Exhibit 99.1

Press Release
For Immediate Release

OVERLAND STORAGE REPORTS

FISCAL 2009 FIRST QUARTER RESULTS

Gross Profits and Margins Improve

SAN DIEGO – October 23, 2008 – Overland Storage, Inc. (Nasdaq: OVRL) today reported results for its fiscal 2009 first quarter ended September 30, 2008.

Net revenue for the fiscal 2009 first quarter was $32.3 million, compared with $32.9 million for the same period a year ago.  The company reported a net loss of $6.9 million, or $0.54 per share, for the fiscal 2009 first quarter, compared with a net loss of $4.5 million, or $0.35 per share, for the same period a year earlier.

The company noted that increased sales through its branded sales channel nearly offset the expected sales decline to OEM customers during the fiscal 2009 first quarter in comparison to the fiscal 2008 first quarter.  Specifically, in the fiscal 2009 first quarter, sales to the company’s largest OEM customer were down 25.2 percent compared to the fiscal 2008 first quarter, reflecting the continuing transition by the customer to a different product.  Conversely, the company’s branded revenue increased 12.3 percent compared to the prior year quarter, reflecting the addition of revenue from the Snap Server® line of products that the company acquired on June 27, 2008.

The company further noted that net revenue for the fiscal 2009 first quarter grew 11.6 percent on a sequential basis, compared to net revenue of $28.9 million in the fiscal 2008 fourth quarter.  Sales to OEM customers, representing 28.1 percent of net revenue in the fiscal 2009 first quarter, actually increased 2.2 percent compared to the preceding quarter.  Non-OEM revenue grew by 16.5 percent sequentially.

Gross profit increased 34.8 percent from $6.5 million in the fiscal 2008 first quarter to $8.7 million in the fiscal 2009 first quarter; and the gross margin percentage improved from 19.7 percent in the fiscal 2008 first quarter to 27.0 percent in the fiscal 2009 first quarter.  The company noted that these improvements reflect the continuing shift toward a higher concentration of branded revenue vs. OEM revenue, an improved product mix, as well as reduced inventory charges and warranty costs.

Operating expenses in the fiscal 2009 first quarter were $15.6 million, a 40.5 percent increase from $11.1 million in the previous year first quarter.  The significant increase in spending compared to the prior year resulted from an expansion of the sales force, the addition of the Snap Server business at the beginning of the quarter, and costs associated with the restructuring announced by the company on August 29, 2008.  At that time, the company stated that it had reduced anticipated spending for its fiscal year 2009 by approximately $10 million.

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“It was a challenging quarter, but there are two very positive elements included in our reported results that I want to highlight,” stated Vern LoForti, president and chief executive officer of Overland Storage.  “First is the 16.5 percent sequential growth in branded revenue from the 2008 fourth quarter.  This increase reflects an improved revenue stream from the Snap acquisition.  Second is the significant improvement in our gross profit margin to 27.0 percent.  Revenue growth and higher gross profit margins are key elements to our recovery.

“In our first quarter, we accomplished two significant tasks:  the integration of the Snap business that we bought at the end of June and the restructuring that we triggered at the end of August.  In both instances, I am extremely pleased with the timeliness and efficiency of these transitions.  By the end of September, we had substantially completed the integration of both the Snap personnel and its business systems into Overland, as originally planned.  At this point, we have completed training our worldwide sales force about Snap products and continue training our channel partners.  We are now introducing the products to our entire channel, a critical step toward maximizing our Snap investment.

“In September, we announced a new version of the Snap software base, called GuardianOS™ 5.0, and a new version of the Snap replication engine, called Snap Enterprise Data Replicator™ 7.2.  We are now shipping these new software elements with all of our Snap products.  In addition, we announced an expansion to the Snap product line, the Snap Server 620, which delivers 63 percent faster performance than its predecessor.  A further development is a new strategic relationship with Mobotix Vision Systems, the leader in high-resolution IP network cameras.  We formed this partnership to deliver a bundled solution that includes Snap Servers and Mobotix’s line of digital, network-based video security solutions.  We believe this combination provides a simple and compelling solution to the rapidly growing video surveillance market.

“Following the Snap acquisition, we restructured in order to adjust our operating expense structure.  Though we cut approximately $10 million in planned fiscal 2009 spending, we believe that we have preserved the ability to execute our strategy and to grow revenue throughout fiscal 2009.  The restructuring was too late in the quarter to positively affect the first quarter’s results, and the quarter did have to absorb the costs associated with the restructuring.  As a result of the restructuring, we expect to see an operating expense reduction of approximately 15 percent from first-quarter levels in the remaining three quarters of the fiscal year.  On a related note, I am extremely pleased with the reformulated sales and marketing team, led by Ravi Pendekanti, which already produced a significant sales ramp in September after the seasonal lull in August and the uncertainty surrounding our then pending restructuring.

“We ended the September quarter with $5.4 million in cash.  In order to continue to execute our strategy, we are seeking $10 million in funding and have retained a financial advisor to assist us in this effort.  Although the current worldwide financial environment is extremely challenging, we are in discussion with a number of institutions that are still actively lending.  In fact, we are now in the process of evaluating letters of intent for funding arrangements, and hope to be able to put a facility in place soon.

“The addition of the Snap NAS product line enables us to offer a portfolio of end-to-end data protection solutions not offered by the majority of our competitors.  We are extremely encouraged by the high level of interest expressed by many of our channel partners in Snap and in the new video surveillance solutions,” concluded LoForti.

“Our expanded product set and newly energized sales team is a potent combination that we hope will be the catalyst to improved results in the future.”

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere — across networked storage, media types, and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: failure to obtain sufficient funding for us to execute our business strategy; unexpected delays or costs related to the acquisition and integration of the Snap business; possible delays in new product introductions and shipments; failure to achieve desired benefits from cost-cutting measures; market acceptance of the company’s new product offerings; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; our inability to penetrate the video surveillance market successfully; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault, ULTAMUS, Snap Server, GuardianOS and Snap Enterprise Data Replicator are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fiscal 2009 first quarter results will be held beginning at 5:00 p.m. EDT, October 23, 2008, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, President and CEO

Email: vloforti@overlandstorage.com

858-571-5555

Kurt L. Kalbfleisch, VP Finance and CFO

Email:  kkalbfleisch@overlandstorage.com

858-571-5555

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2008	2007
	(Unaudited)
Net revenue	$32,303	$32,901
Cost of revenue	23,581	26,429
Gross profit	8,722	6,472

Operating expenses:
Sales and marketing	9,425	6,663
Research and development	3,177	1,940
General and administrative	3,027	2,523
Total operating expenses	15,629	11,126

Operating loss	(6,907)	(4,654)
Interest income, net	64	289
Other income (expense), net	(187)	(101)
Loss before income taxes	(7,030)	(4,466)
Income taxes	(124)	55
Net loss	$(6,906)	$(4,521)

Net loss per share:
Basic and Diluted	$(0.54)	$(0.35)

Shares used in computing net loss per share:
Basic and Diluted	12,768	12,753

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	Sept 30,	June 30,
	2008	2008
	(unaudited)
ASSETS
Cash and equivalents	$5,352	$8,437
Short-term investments	—	1,214
Accounts receivable, net	19,797	15,814
Inventories	17,316	17,126
Other current assets	7,341	8,566
Total current assets	49,806	51,157
Property, plant and equipment, net	1,435	1,139
Other assets	9,941	10,294
Total assets	$61,182	$62,590

LIABILITIES & EQUITY
Current liabilities	$41,887	$37,140
Note payable	1,350	1,432
Long-term debt	—	—
Other long-term liabilities	6,854	5,835
Shareholders’ equity	11,091	18,183
Total liabilities and equity	$61,182	$62,590